Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Robert Doetsch
Director, Investor Relations	Director, Public Relations
(248) 244-4586	(248) 244-5362
james polehna@kellyservices.com	robert doetsch@kellyservices.com

KELLY SERVICES REPORTS RECORD REVENUE AND

STRONG EARNINGS GROWTH FOR THE 2nd QUARTER OF 2004

TROY, MI (July 20, 2004) – Kelly Services, Inc., a global provider of staffing services, today announced record revenue and strong earnings growth for the second quarter ended June 27, 2004.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the second quarter of 2004 totaled $1.224 billion, a 15.6% increase compared to the $1.060 billion for the corresponding quarter in 2003. Sales for the six-month period totaled $2.383 billion, a 15.5% increase compared to the $2.063 billion for the first six months of 2003.

Net earnings for the second quarter of 2004 totaled $5.0 million, compared to $1.5 million reported for the second quarter of 2003. Net earnings for the first six months of 2004 totaled $6.1 million, compared to the $1.8 million earned during the comparable six-month period in 2003.

Diluted earnings per share in the second quarter of 2004 were $0.14, as compared to second quarter 2003 earnings of $0.04 per share. Diluted earnings per share for the first six months of 2004 were $0.17, compared to the $0.05 per share earned in the first six months of 2003.

Commenting on the results, Adderley said, “The economic recovery is well underway, and our second quarter sales of $1.224 billion set a new all time record for any quarter.

“We’re off to a great start this year. We believe the balance of the year will continue on course, and our third quarter 2004 earnings per share should range from $0.16 to $0.21, as compared to $0.04 per share in the third quarter of 2003.

“Revenue in our U.S. Commercial staffing segment increased 11.3% year over year during the second quarter, compared to the 8.9% increase reported in the first quarter. The gross profit rate in this segment decreased two-tenths of a percent, primarily due to higher state unemployment taxes. Expenses increased 2.9% compared to last year. Operating earnings totaled $29.6 million, an increase of 27.7% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment increased 14.7% year over year during the second quarter, compared to the prior quarter’s increase of 7.7%. Kelly Law Registry and Kelly Healthcare Resources were the leading professional and technical performers in the second quarter. Kelly HR First and Kelly Vendor Management were the leading staffing alternatives units. Kelly Home Care and the Automotive Services Group experienced revenue decreases during the quarter. The PTSA gross profit rate increased three-tenths of one percent, primarily due to increased fee based income. Expenses increased 11.4% as compared to last year. Operating earnings totaled $16.4 million and increased 27.7% on a year-over-year basis.

- more -

“Revenue in our International segment, as measured in U.S. dollars, increased 23.4% year over year during the second quarter, as compared to a 33.6% increase in the first quarter. The International gross profit rate decreased by five-tenths of a percent, primarily due to gross profit rate decreases in Europe. Operating expenses increased by 14.3% in U.S. dollar terms. Operating earnings totaled $1.9 million, a significant improvement compared to a loss of $1.0 million last year.

“On a constant currency basis, International segment revenue increased 15.9% year over year in the second quarter, as compared to 17.8% growth in the first quarter. Total company revenue for the second quarter of 2004 increased 13.4% on a constant currency basis as compared to 11.1% growth in the first quarter. Constant currency revenue growth was positive in all regions: Americas increased 16%, Europe increased 15%, and Asia Pacific increased 25%. International expenses increased by 7.1% on a constant currency basis.”

In conjunction with its second quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on July 20, 2004 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:
U.S.	888-677-5721
International	1-773-756-4624
The conference call leader is Terence Adderley
The passcode is Kelly Services

Via the Internet:

You may access the call via the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With nearly 2,500 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Revenue in 2003 was $4.3 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED JUNE 27, 2004 AND JUNE 29, 2003

(UNAUDITED)

(In thousands of dollars except per share data)

	2004	2003	Change	% Change
Revenue from services	$1,224,464	$1,059,517	$164,947	15.6%

Cost of services	1,026,382	887,113	139,269	15.7

Gross profit	198,082	172,404	25,678	14.9

Selling, general and administrative expenses	189,404	169,955	19,449	11.4

Earnings from operations	8,678	2,449	6,229	254.3

Interest (expense) income, net	(283)	4	(287)	NM

Earnings before taxes	8,395	2,453	5,942	242.2

Income taxes	3,348	969	2,379	245.5

Net earnings	$5,047	$1,484	$3,563	240.1%

Basic earnings per share	$0.14	$0.04	$0.10	250.0%

Diluted earnings per share	$0.14	$0.04	$0.10	250.0%

STATISTICS:

Gross profit rate	16.2%	16.3%	(0.1)%

Expenses as a % of revenue	15.5	16.0	(0.5)

% Return - Earnings from operations	0.7	0.2	0.5

Earnings before taxes	0.7	0.2	0.5

Net earnings	0.4	0.1	0.3

Effective income tax rate	39.9%	39.5%	0.4%

Average number of shares outstanding (thousands):

Basic	35,057	35,596

Diluted	35,431	35,624

NM Percentage change not meaningful.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 26 WEEKS ENDED JUNE 27, 2004 AND JUNE 29, 2003

(UNAUDITED)

(In thousands of dollars except per share data)

	2004	2003	Change	% Change
Revenue from services	$2,383,275	$2,062,914	$320,361	15.5%

Cost of services	2,001,837	1,724,958	276,879	16.1

Gross profit	381,438	337,956	43,482	12.9

Selling, general and administrative expenses	370,746	335,117	35,629	10.6

Earnings from operations	10,692	2,839	7,853	276.6

Interest (expense) income, net	(522)	126	(648)	NM

Earnings before taxes	10,170	2,965	7,205	243.0

Income taxes	4,058	1,171	2,887	246.5

Net earnings	$6,112	$1,794	$4,318	240.7%

Basic earnings per share	$0.17	$0.05	$0.12	240.0%

Diluted earnings per share	$0.17	$0.05	$0.12	240.0%

STATISTICS:

Gross profit rate	16.0%	16.4%	(0.4)%

Expenses as a % of revenue	15.6	16.2	(0.6)

% Return - Earnings from operations	0.4	0.1	0.3
Earnings before taxes	0.4	0.1	0.3
Net earnings	0.3	0.1	0.2

Effective income tax rate	39.9%	39.5%	0.4%

Average number of shares outstanding (thousands):
Basic	34,969	35,572
Diluted	35,369	35,584

NM Percentage change not meaningful.

KELLY SERVICES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	Second Quarter
	2004	2003	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$581,467	$522,665	$58,802	11.3%
PTSA	256,470	223,565	32,905	14.7
International	386,527	313,287	73,240	23.4

Consolidated Total	$1,224,464	$1,059,517	$164,947	15.6%

Earnings (Loss) from Operations:
U.S. Commercial Staffing	$29,645	$23,215	$6,430	27.7%
PTSA	16,361	12,812	3,549	27.7
International	1,931	(1,019)	2,950	NM
Corporate Expense	(39,259)	(32,559)	(6,700)	(20.6)

Consolidated Total	$8,678	$2,449	$6,229	254.3%

	June Year to Date
	2004	2003	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$1,130,889	$1,026,974	$103,915	10.1%
PTSA	495,168	445,224	49,944	11.2
International	757,218	590,716	166,502	28.2

Consolidated Total	$2,383,275	$2,062,914	$320,361	15.5%

Earnings (Loss) from Operations:
U.S. Commercial Staffing	$53,958	$47,367	$6,591	13.9%
PTSA	30,523	26,200	4,323	16.5
International	979	(4,176)	5,155	NM
Corporate Expense	(74,768)	(66,552)	(8,216)	(12.3)

Consolidated Total	$10,692	$2,839	$7,853	276.6%

NM Percentage change not meaningful.

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	Second Quarter
	2004	2003	Change	% Change
U.S. Commercial	$581,467	$522,665	$58,802	11.3%
PTSA	256,470	223,565	32,905	14.7
International-constant currency*	363,215	313,287	49,928	15.9

Revenue from services-constant currency	1,201,152	1,059,517	141,635	13.4%
Foreign currency impact	23,312		23,312

Revenue from services	$1,224,464	$1,059,517	$164,947	15.6%

	June Year to Date
	2004	2003	Change	% Change
U.S. Commercial	$1,130,889	$1,026,974	$103,915	10.1%
PTSA	495,168	445,224	49,944	11.2
International - constant currency*	690,056	590,716	99,340	16.8

Revenue from services - constant currency	2,316,113	2,062,914	253,199	12.3%
Foreign currency impact	67,162		67,162

Revenue from services	$2,383,275	$2,062,914	$320,361	15.5%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	June 27, 2004	December 28, 2003	June 29, 2003
	(UNAUDITED)		(UNAUDITED)
Current Assets
Cash and equivalents	$65,006	$76,378	$76,961
Short-term investments	452	457	518
Trade accounts receivable, less allowances of $16,314, $14,983 and $13,698, respectively	728,056	658,090	617,600
Prepaid expenses and other current assets	37,421	31,784	34,411
Deferred taxes	22,921	24,962	23,407

Total current assets	853,856	791,671	752,897

Property and Equipment, Net	178,683	188,122	194,971

Noncurrent Deferred Taxes	13,307	14,606	21,010

Goodwill, Net	84,610	85,788	83,086

Other Assets	59,564	57,550	53,363

Total Assets	$1,190,020	$1,137,737	$1,105,327

Current Liabilities
Short-term borrowings	$37,537	$39,190	$24,234
Accounts payable	94,623	92,265	76,764
Accrued payroll and related taxes	242,433	200,503	205,294
Accrued insurance	35,608	36,016	30,219
Income and other taxes	51,846	49,342	46,525

Total current liabilities	462,047	417,316	383,036

Noncurrent Liabilities
Accrued insurance	58,096	58,763	49,304
Accrued retirement benefits	49,999	48,025	44,491

Total noncurrent liabilities	108,095	106,788	93,795

Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(105,149)	(113,158)	(90,774)
Paid-in capital	20,042	19,096	18,332
Earnings invested in the business	655,841	656,726	660,438
Accumulated foreign currency adjustments	9,028	10,853	384

Total stockholders’ equity	619,878	613,633	628,496

Total Liabilities and Stockholders’ Equity	$1,190,020	$1,137,737	$1,105,327

STATISTICS:
Working Capital	$391,809	$374,355	$369,861
Current Ratio	1.8	1.9	2.0
Debt-to-capital %	5.7%	6.0%	3.7%
Global Days Sales Outstanding
Quarter	54	51	53
Year-to-date	56	55	54

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 26 WEEKS ENDED JUNE 27, 2004 AND JUNE 29, 2003

(UNAUDITED)

(In thousands of dollars)

	2004	2003
Cash flows from operating activities
Net earnings	$6,112	$1,794
Noncash adjustments:
Depreciation and amortization	22,410	24,043
Increase in trade accounts receivable, net	(72,036)	(36,350)
Changes in other operating assets and liabilities	49,506	11,404

Net cash from operating activities	5,992	891

Cash flows from investing activities
Capital expenditures	(12,766)	(15,146)
Decrease in short-term investments	5	81
Increase in other assets	(731)	(1,808)

Net cash from investing activities	(13,492)	(16,873)

Cash flows from financing activities
Decrease in short-term borrowings	(899)	(2,667)
Dividend payments	(6,997)	(7,115)
Stock options and other	4,234	14
Purchase of treasury stock	(3)	(67)

Net cash from financing activities	(3,665)	(9,835)

Effect of exchange rates on cash and equivalents	(207)	1,842

Net change in cash and equivalents	(11,372)	(23,975)
Cash and equivalents at beginning of period	76,378	100,936

Cash and equivalents at end of period	$65,006	$76,961